Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is dated as of May 5, 2025, by and between DENNIS YAMASHITA, an individual whose address is [*] (“Employee”), and TuHURA Biosciences, Inc., a Nevada corporation, whose principal place of business is located at 10500 University Center Drive, Suite 110, Tampa, Florida 33612 (the “Company”). The Company and Employee are individually referred to as a “Party” and are collectively referred to in this Agreement as the “Parties.”

RECITALS

A.
Employee is a party to an Employment Agreement, dated December 19, 2023, between Employee and TuHURA Biosciences, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“TuHURA Delaware”), pursuant to which Employee was employed as the Chief Scientific Officer of TuHURA Delaware (the “Employment Agreement”).
B.
Effective October 18, 2024, the Employment Agreement was assigned by TuHURA Delaware to the Company as a result of the completion of the merger transaction contemplated by the Agreement and Plan of Merger, dated as of April 2, 2024, by and among the Company (f/k/a Kintara Therapeutics, Inc.), TuHURA Delaware, and Kayak Mergeco, Inc., whereupon Employee became the Chief Scientific Officer of the Company.
C.
The Company and Employee mutually agree that Employee’s employment by the Company terminated effective December 16, 2024, and the Company and Employee desire to enter into this Agreement to set forth the terms and conditions of such employment separation and the termination of the Employment Agreement.

NOW THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

TERMS

1.
Recitals. The foregoing Recitals are true and correct and are incorporated into this Agreement.
2.
Termination of Employment and Employment Agreement. Employee and the Company agree that Employee’s employment with the Company terminated as of the close of business on December 16, 2024 (the “Employment Termination Date”). Employee and the Company further agree that the Employment Agreement is terminated effective as of the Employment Termination Date and that neither Employee or the Company or any of the Company’s subsidiaries will have any further rights or obligations under the Employment Agreement as of the Employment Termination Date, provided that Employee agrees that he will at all times after the Employment Termination Date continue to comply with Sections 12 and 13 of the Employment Agreement. Employee agrees that, from and after the Employment Date , he has not represented and will not represent himself as being an employee, officer, agent, or representative of the Company or any subsidiary thereof. Employee hereby confirms his resignation, effective as of the Employment Termination Date, from the office of Chief Scientific Officer of the Company and its subsidiaries and from all other offices, directorships, trusteeships, committee memberships and fiduciary and other capacities held with, or on behalf of, the Company and its subsidiaries, and Employee’s execution of this Agreement will be deemed the grant by Employee to the officers of the Company of a limited power of attorney to sign in Employee’s name and on Employee’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.
3.
Post-Termination Cooperation and Assistance. Employee shall, as a condition to the receipt of Severance Compensation described in Section 4(a) below, participate by videoconference in an exit interview with one or more representatives of Employer (or Employer’s legal counsel) during the thirty (30) day period following the date of this Agreement. As part of such exit interview, Employee agrees to make a full disclosure of any legal or compliance issues that Employee believes existed during his employment with Employer, including suspected fraud, waste, or abuse prohibited by federal or state laws, rules, and regulations. Company hereby waives and releases any claims that it may have against Employee arising from any act or omission of Employee that Employee discloses in such interview so long as such act or omission was lawful, made in good faith, and not with the intent to defraud. In addition to the foregoing, Employee agrees that he will at all times hereafter, provide reasonable cooperation to the Company and its subsidiaries and affiliates and their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Employee’s employment in which Employee was involved or of which Employee has knowledge (including, if applicable, as a follow-up to any information provided in the above-referenced exit interview). Employee agrees that such cooperation will be provided without additional compensation to Employee, except that for any cooperation provided more than 180 days after the date of this Agreement, Employee will be paid an hourly fee of $100.00 for any cooperation requested by the Company. The Company agrees to reimburse Employee for reasonable out-of-pocket expenses incurred at the request of the Company with respect to this Section 3.
4.
Severance Compensation. Employee agrees that the only employment compensation to which Employee will be entitled after the Employment Termination Date will be the payment of the following severance compensation:
a.
Company will pay Employee severance payments in the aggregate amount of $145,833.34 (the “Severance Compensation”), which amount will be payable in equal monthly installments over a period of five (5) months (in accordance with the Company’s regular payroll schedule) beginning on the first regular pay date of the Company following the termination of the Revocation Period.
b.
Employee will have the right to continue his current medical, dental and/or vision insurance coverage, if applicable, under the Company’s plans in accordance with the requirements of Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Continuation of this health insurance coverage shall be subject to timely payment of all applicable premiums by or on behalf of Employee and his dependents, if applicable, to the third-party COBRA administrator which administers the Company’s medical, dental and vision benefit plans. As part of the consideration for signing this Agreement, to the extent Employee completes COBRA enrollment form and properly submits all applicable paperwork, Company agrees to pay employee an amount equal to Employee’s COBRA monthly premium for six (6) months post the date of termination provided that Employee provides proof of payment (the “COBRA Reimbursement”). After such date, Employee will become 100% responsible for the remaining COBRA monthly premiums.
c.
The Severance Compensation and COBRA Reimbursement shall be paid net of any required or customary tax withholdings.
d.
Employee agrees and acknowledges that this Agreement is intended to settle all amounts that would be due and owing to Employee as a result of the termination of Employee’s employment and that, except as expressly set forth in this Section 4 and Section 5 below, Employee will not be entitled to any other compensation or benefits from the Company arising from or resulting from Employee’s employment with the Company or the termination thereof.
e.
The Company will have the right to terminate payments of the Severance Compensation and COBRA Reimbursement in the event that Employee materially breaches this Agreement (including the Restrictive Covenants, as defined below) or the continuing obligations of the Employment Agreement (as provided herein), but only after having first provided Employee written notice of said alleged material breach and, if said breach is curable, allowing Employing ten (10) business days thereafter to cure said alleged material breach.
5.
Option Grant. The Parties agree that, pursuant to that certain Stock Option Agreement, dated January 19, 2024, originally entered into between TuHURA Delaware and Employee (the “Option Agreement”), Employee held, as of the Employment Termination Date, options to purchase up to 196,791 shares of Company common stock at an exercise price of $3.69 per share, of which options to purchase up to 65,597 shares of Company common stock were scheduled to vest on January 19, 2025 (the “First Tranche Options”), with the remaining options scheduled to vest on January 19, 2026 and January 19, 2027 (the “Remaining Options”). The Parties agree that, notwithstanding the provisions of the Option Agreement to the contrary and only so long as Employee has not revoked this Agreement pursuant to Section 19 and Section 20 hereof, (i) the First Tranche Options shall be deemed to have vested as of January 19, 2025, and (ii) the First Tranche Options shall terminate and no longer be exercisable as of the close of business on the fourth (4th) anniversary of the Employment Termination Date (but the First Tranche Options shall be exercisable at all times prior thereto, subject to the terms and requirements of the Option Agreement). Notwithstanding any prior practice of the Company with respect to the withholding taxes that will become due upon the exercise of options, Employee will be required to remit to the Company an amount sufficient to satisfy any Federal, state, or local withholding tax requirements (if any) before delivery of any shares to Employee pursuant to the exercise of the First Tranche Options (and upon the written request of Employee, the Company will promptly inform Employee of the amount of the withholding obligation). The Parties agree that the Remaining Options are terminated and forfeited and no longer exercisable. Employee acknowledges that, except for the First Tranche Options, he does not hold and is not entitled to receive any options, shares, restricted shares, or other equity awards from the Company or any affiliate or subsidiary thereof.
6.
Survival of Certain Obligations and Agreements; Certain Covenants.
a.
Notwithstanding the termination of Employee’s employment and the termination of the Employment Agreement, Employee agrees and acknowledges that he will at all times after the Employment Termination Date continue to comply with all of Employee’s obligations, covenants, and restrictions set forth in Section 12 and Section 13 of the Employment Agreement.
b.
Employee represents that he has updated his accounts or profiles on any social media platform (including, but not limited to, Facebook, Twitter or LinkedIn) to reflect that Employee is no longer employed by or affiliated with the Company or its subsidiaries.
c.
Employee agrees that, for a period of one (1) year following the Employment Termination Date, Employee will not, anywhere in the world, directly or indirectly (including through affiliated entities or persons controlled by Employee), engage in, or participate or have any interest in or any other business relationship with any person, entity, or business (whether as an employee, independent contractor, agent, officer, director, manager, creditor, partner, joint venturer, beneficiary under a trust (other than solely an estate planning vehicle with respect to which Employee exercises no control), equity investor or holder, consultant or otherwise) that engages or intends to engage in the research, design, development, marketing, sale, license or commercialization of (i) innate immune agonists including but not limited to gene therapies, neoantigen directed approaches, intracellular or extracellular approaches, targeted or indirect mechanisms of action, (ii) immune modulating antibody drug or peptide drug conjugates targeting cellular. humoral, soluble, enzymatic, protein or receptor mediated activities, or (iii) approaches to affect activation, inhibition, movement (chemotaxis) positive or negative regulation of myeloid derived suppressor cells (MDSCs) and related functions or functionality, either via direct or indirect, including but not limited to via G-protein coupled receptors including GPR84, Delta Opioid Receptor or functionally related receptors or families of receptors either directly or indirectly, via small molecule, peptide or peptidomimetic, antibody (ScFv, FAB2, Bi-functional or Bi-specific, BiTE) or via genetic manipulation including gene editing, silencing, or knock-out methodologies.
d.
Subject to the provisions of applicable law, Employee acknowledges and agrees that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, works of authorship, mask works and intellectual property (whether or not including any confidential information), all other proprietary information and all similar or related materials, documents, work product or information (whether or not patentable), which were conceived, developed or made by Employee (whether alone or jointly with others) while employed by the Company or TuHURA Delaware and are reasonably related to the business of the Company, TuHURA Delaware, or their respective subsidiaries (collectively, the “Work Product”), shall be the sole, exclusive and absolute property of such Related Company, and Employee hereby does irrevocably assign, transfer and convey (to the extent permitted by applicable law) all rights, including intellectual property rights, therein on a worldwide basis to the Company or such other entity as the Company shall designate, to the extent ownership of any such rights does not vest originally in the Company, TuHURA-Delaware, or any subsidiary thereof and waives any moral rights therein to the fullest extent permitted under applicable law. Employee has disclosed any such Work Product to the Company or TuHURA-Delaware and will, at the Company’s request and without additional compensation, perform all actions reasonably requested by the Company to establish and confirm such ownership, including execute any patent, trademark or copyright papers covering such Work Product, as well as any papers which may be considered necessary or helpful by the Company in the prosecution of applications for patents thereon or which may relate to any litigation or controversy in connection therewith, with the Company bearing all expenses of performing such actions (including expenses incident to the filing of such application, the prosecution thereof and the conduct of any such litigation).
e.
Employee agrees and acknowledges Employee’s services were unique and that Employee had access to confidential and proprietary information of the Company and TuHURA-Delaware, that the covenants set forth in this Section 6 (the “Restrictive Covenants”) are necessary, reasonable and appropriate for the protection of the legitimate business interests of the Company, TuHURA-Delaware, and their subsidiaries, that irreparable injury will result to the Company, TuHURA-Delaware, and their subsidiaries if Employee breaches any of the Restrictive Covenants and that money damages would not be an adequate remedy for any breach by Employee of this Agreement and that the Company will not have any adequate remedy at law for any such breach. Therefore, in the event of a breach or threatened breach of the Restrictive Covenants, the Company or any of its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or immediate injunctive or other equitable relief from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without the necessity of showing actual money damages, or posting a bond or other security). Nothing contained herein shall be construed as prohibiting the Company or any of its successors or assigns from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.
7.
Awareness of Conduct. Employee represents that Employee is not aware of any conduct that Employee believes would constitute accounting improprieties. Employee agrees that Employee has not suffered any work-related illness or injury for which Employee has not already filed a claim for workers’ compensation benefits. Employee warrants that if Employee is contacted by representatives of any state, federal, or local governmental, regulatory, investigatory or law enforcement authority regarding any matters involving the business affairs or activities of the Company, then, to the extent permitted by law, Employee will decline to submit to an informal interview or similar meeting until Employee has had an opportunity to notify the Company, which Employee will do immediately, to the extent permitted by law. Nothing in this Section 7 or otherwise in this Agreement is intended to require Employee to waive any rights guaranteed to Employee by law, regulation or the Constitutions of the United States or the State of Florida or prevent Employee from testifying truthfully or providing truthful information to any governmental agency or official.

8.
Releases and Waivers of Claims. In consideration for the payments and other benefits provided for under this Agreement (which the Company would not be required to pay in the absence of this Agreement), Employee hereby unconditionally and irrevocably releases, waives and forever discharges the Company and all past and present parents, successors in interests and assigns, affiliates, subsidiaries, divisions, departments, wholly-owned corporations or partnerships, business associations, sole proprietorships, insurers and its current or former officers, agents, representatives, attorneys, fiduciaries, administrators, insurers, directors, stockholders, members, partners, or employees, in both their individual and official capacities (herein collectively referred to as “Released Parties”) of and from, and agrees not to sue and not to assert against them any causes of action, claims and demands whatsoever, known or unknown, at law, in equity, or before any agency or commission of local, state and federal governments, arising, alleged to have arisen, or which might have been alleged to have arisen, or which may arise under any law, rule, or regulation, including, but not limited to, the Civil Rights Act of 1886, 1871, 1964, and 1991; 42 U.S.C. Section 1981; the Age Discrimination in Employment Act; the Equal Pay Act; the Employee Retirement Income Security Act; the Americans with Disabilities Act; the Family and Medical Leave Act;, the Immigration Reform and Control Act of 1986; the Occupational Safety and Health Act; the Consolidated Omnibus Budget Reconciliation Act; the Florida Civil Rights Act of 1992; the Florida Minimum Wage Act; the Genetic Information Nondisclosure Act, the Florida Private Sector Whistle-Blower’s Act 448.101-105; Florida Statues Section 440.205 (Worker’s Compensation Retaliation), The Florida Constitution, , and any other statutory, common law, or public policy claim, whether in tort (including without limitation any claim for assault, battery, intentional infliction of emotional distress, invasion of privacy, negligence, or negligent hiring, retention, or supervision) or contract including but not limited to any claims of any breach of the Employment Agreement; whether federal, state, or local; whether at law or in equity; including attorney fees, costs, and expenses, to the date of this Agreement. Employee expressly intends this release to reach to the maximum extent permitted by law. Notwithstanding this provision, expressly excluded from this release, are any of the Company’s obligations to Employee pursuant to this Agreement.

THE EMPLOYEE understands that this Agreement releases all claims based on facts or omissions occurring on or before the date of this Agreement, even if THE EMPLOYEE does not, at the time THE EMPLOYEE signs this Agreement, have knowledge of those facts or omissions.

9.
Challenge to Enforceability. Employee agrees not to challenge the enforceability of any provision of this Agreement in any court of competent jurisdiction or arbitration, except as to validity under the Age Discrimination in Employment Act of 1967 that may arise after the date Employee executes this Agreement or any claims that cannot be waived under applicable law. Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Employee’s right to receive an award for information provided to any

Government Agencies. Nothing in this Agreement shall prevent Employee’s participation in any legal proceedings against the Company or any Released Party in compliance with a summons that requires such participation, or Employee’s initiation of or participation in administrative proceedings or investigations of the EEOC or other Government Agencies; provided, however, that this Agreement shall prevent Employee from receiving any monetary or financial damages or recoveries from the Company or any Released Party or reinstatement with the Company in connection with any such proceedings or investigations which is not based on recovering or receiving an award paid by a Government Agency. Employee represents that Employee has not filed or asserted any claims whatsoever against the Company or any Released Party. Employee is not aware of any conduct by the Company or any Released Party that may violate any federal, state or local law, rule or regulation. Nothing contained in this Agreement shall prevent either Party from bringing any claim for breach or to otherwise take legal action to enforce its terms.
10.
Defend Trade Secrets Act Disclaimer.
a.
Nothing in this Agreement is intended to discourage or restrict Employee from reporting any theft of trade secrets pursuant to the Defend Trade Secrets Act of 2016 (the “DTSA”) or other applicable state or federal law. The DTSA prohibits retaliation against an employee because of whistleblower activity in connection with the disclosure of trade secrets, so long as any such disclosure is made either (i) in confidence to an attorney or a federal, state, or local government official and solely to report or investigate a suspected violation of the law, or (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding.
b.
If Employee believes that any employee or any third party has misappropriated or improperly used or disclosed trade secrets or confidential information, Employee should report such activity to the Company’s Chairman of the Board. This Agreement is in addition to and not in lieu of any obligations to protect the Company’s trade secrets and confidential information which otherwise exists. Nothing in this Agreement shall limit, curtail or diminish the Company’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.
11.
Section 409A. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
12.
Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be subject to and governed by the laws of the State of Florida, without giving effect to the principles of conflicts of law under Florida law that would require or permit the application of the laws of a jurisdiction other than the State of Florida and irrespective of the fact that the Parties now or at any time may be residents of or engage in activities in a different state. Employee agrees that in the event of any dispute or claim arising under this Agreement, jurisdiction and venue shall be vested and proper, and Employee hereby consents to the jurisdiction of any court sitting in Tampa, Florida, including the United States District Court for the Middle District of Florida. THE PARTIES HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION ARISING UNDER OR RELATING TO THIS AGREEMENT.

13.
Disparagement; Neutral Reference. The Employee agrees that the Employee will not publish or communicate in any way any information or opinions intended to damage or otherwise disparage the business or reputations of the Released Parties; provided, however, that nothing herein shall restrict the Employee from making truthful statements in connection with a legal proceeding. The Company agrees that it will instruct the members of its board of directors and its executive officers not to publish or communicate in any way any information or opinions intended to damage or otherwise disparage the reputations of the Employee; provided, however, that nothing herein shall restrict the Company or any officer or director thereof from making truthful statements in connection with a legal proceeding. Provided that Employee directs reference requests to the Company’s Chief Financial Officer, the Company will provide a neutral reference, including only dates of employment, title, and salary; the Company is not liable for the content of any reference requests directed to any other party.
14.
Entire Agreement. This Agreement incorporates the entire understanding among the Parties with respect to the subject matter hereof. In reaching the agreements in this Agreement, neither Party has relied upon any representation or promise, oral or written, except those set forth herein. This Agreement has been duly authorized by the Parties, and duly executed on behalf of each Party by the duly authorized officers or principals and in the manner required by all laws and regulations applicable to each such entity.
15.
Counterpart Signatures. This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute the same agreement. The Parties further agree that facsimile signatures or signatures scanned into .pdf (or similar) format and sent by e-mail shall be deemed original signatures.
16.
Assignment. This Agreement shall be binding upon and inure solely to the benefit of each Party identified herein, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Company may assign this Agreement to any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to the business and/or assets of the Company. In as much as the duties of Employee hereunder are personal in nature, he may not assign this Agreement.
17.
Severability. In the event any provision of this Agreement shall be held invalid or unenforceable, it shall be deemed modified, only to the extent necessary to make it lawful. To effect such modification, the said provision shall be deemed deleted, added to and/or rewritten, whichever shall most fully preserve the intentions of the Parties as originally expressed herein.
18.
Voluntary Execution. Employee represents that Employee has read this Agreement in its entirety and has had the opportunity to consult with legal counsel prior to signing this Agreement and that Employee is fully aware of its contents and of its legal effect. Employee signs this Agreement of Employee’s own free will and act, without any legal reservations, duress, coercion or undue influence, and it is Employee’s intention that Employee be legally bound hereby. Employee is hereby advised he has the right to consult with an attorney of his own choosing before entering into this Agreement.

19.
Period to Consider and Revoke. Employee acknowledges that Employee was offered the opportunity to consider this Agreement for a period of twenty-one (21) days from the time Employee received it on April 30, 2025 and is hereby advised to review it with an attorney of Employee’s choice. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. THE EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AFTER THE DATE THE EMPLOYEE RECEIVED IT DOES NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD. This Agreement does not become effective until the eighth (8th) day after the date Employee signs this Agreement and provides the Company with an original thereof. Employee can revoke the Agreement at any time during the seven (7) days after signing it (the “Revocation Period”).
20.
Acceptance and/or Revocation. IMPORTANT NOTICE TO THE EMPLOYEE: You may accept this Agreement by signing it and returning it to the Company. You may exercise your right to revoke your decision to sign this Agreement by sending a written notice of revocation to the individual at the email address specified below by no later than the last day of the Revocation Period stated in Section 19 above:

Dan Dearborn, Chief Financial Officer

ddearborn@tuhurabio.com

If you exercise your right to revoke, your termination of employment shall be deemed to be a voluntary resignation by you, in which case you will only receive only your accrued and unpaid compensation (as in effect immediately before this Agreement) for periods through the Employment Termination Date, and you will be entitled to no other benefits or compensation hereunder or under the Employment Letter.

[signatures follow]

IN WITNESS WHEREOF, the Parties have duly executed this Separation Agreement as of the date first written above.

TUHURA BIOSCIENCES, INC.

By: /s/ James Bianco

Name: James Bianco

Title: Chief Executive Officer

EMPLOYEE:

/s/ Dennis Yamashita

Dennis Yamashita, individually

Date of Signature: May 5, 2025